Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-04712, No. 333-03728, No. 33-89322, No. 333-02903, No. 333-71147, No. 333-87124, No. 333-38882, No. 333-102108 and No. 333-102109 of West Marine, Inc., all on Form S-8, of our report dated March 30, 2006, relating to the consolidated financial statements of West Marine, Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of West Marine, Inc. and subsidiaries for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

March 30, 2006